EXHIBIT 5.1

                                   EXHIBIT 5.1

               [Letterhead of Blank Rome Comisky & McCauley LLP]


June 29, 2000


Impax Laboratories, Inc.
30831 Huntwood Avenue
Hayward, CA 94544

Dear Sir or Madam:

     We refer to the Registration Statement on Form S-3 (the "Registration Statement"), filed by Impax Laboratories, Inc. (the "Company") on behalf of certain selling stockholders with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 14,703,979 shares of the Company's Common Stock, $.01 par value (the "Shares"), of which 11,341,657 shares are issuable upon conversion of the Company's Series 1-B Convertible Preferred Stock, $.01 par value (the "Series 1-B Preferred"), 3,000,000 shares are issuable upon conversion of the Company's Series 2 Convertible Preferred Stock, $.01 par value (the "Series 2 Preferred")and 362,322 shares are issuable upon the exercise of warrants to purchase shares of Common Stock (the "Warrants").

     As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the Shares issuable upon the conversion of the Series 1-B and 2 Preferred and the exercise of the Warrants have been duly and validly authorized and, subsequent to the conversion of the Series 1-B and 2 Preferred, and in the case of the Warrants, payment of the exercise price therefor, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                   Very truly yours,


                                   /s/ Blank Rome Comisky & McCauley LLP
                                   ---------------------------------------------


                                      II-9